Exhibit 10.12

ADVANCE PAYMENT FACILITY AGREEMENT - APFUS1601

Date:          28th October 2016

Between:

(1)	Hunt Mining Corp. a company incorporated under the laws of the State of Washington, USA and having its registered office at 23800 East Appleway, Liberty Lake, WA 99019, USA ("SELLER"); and

(2)	Ocean Partners USA, Inc. a company incorporated under the laws of the State of Delaware, USA having it registered office at 43 Danbury Road, Wilton, CT 06897, USA ("BUYER"), and

(3)	Huntwood Industries, Inc. a company incorporated under the laws of the State of Washington, USA and having its registered office at 23800 East Appleway, Liberty Lake, WA 99019, USA ("GUARANTOR")

Recitals:

(A)
BUYER has agreed to purchase approximately 140-200wmt high grade silver concentrates from the Mina Martha mine owned by SELLER in Argentina, and the parties have entered into a new commercial contract to purchase these goods, contract number OPUS.SP90210.

(B)	Excluding the provisions for this agreement, all terms and conditions of the Contract will apply at all times.

The Advance Payment (hereinafter the "Advance(s)"):

BUYER will pay SELLER an Advance of US$1.5m (United States Dollars One Million Five Hundred Thousand Only) for a maximum period of 120 days from date of payment. This can be drawn down at any time after the date of this agreement.

Expiry	Unless mutually agreed at a later date, this facility will expire on completion of the contractual obligations of both parties in accordance with the Contract.

Interest	Interest will accrue on the outstanding advance payment balance from the first date of payment at a rate equal to 6.0% per annum.

BUYER will submit a monthly interest invoice to SELLER promptly following the end of every calendar month. These invoices are payable promptly in arrears by direct payment to the account specified on the invoices, or by offsetting against the value of the concentrates delivered monthly, in addition to the Advance that is repayable.

Repayment:        Repayment can be made in either of two ways:

1)
Direct telegraphic transfer of the applicable amount in US$ to BUYER's account CH4108629105157930000 with BCP, Geneva, Switzerland (SWIFT: BPCPCHGG) cover through BONY Mellon, New York (SWIFT: IRVTUS3N). A SWIFT copy is to be submitted to BUYER on execution.

2)
Deduction of the repayment amount due against the value of concentrates delivered under the Contract in the scheduled month of production. The date of deduction for interest calculation purposes will match the holding certificate dates for the material delivered.

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SELLER has the option at all times to make an early repayment of the outstanding Advance made.

Any amount outstanding and not repaid by SELLER the 1201h day from date of payment of the Advance, will be immediately repaid in cash to the account mentioned in 1) above including any outstanding interest.

"Business Day" means a day on which banks and foreign exchange markets are open for general business in USA, Geneva and London.

Security:
Prior to the Advance being paid, GUARANTOR will provide BUYER with a guarantee (the "Parent Guarantee") for an amount equal to the Advance being issued. The wording of the Parent Guarantee will be worded to BUYER's satisfaction.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be entered into the day and year first above written.

EXECUTED for and on behalf of SELLER, Hunt Mining Corp.

Signed by:	TIMOTHY HUNT

Name in Print:	TIM R. HUNT
Date:	October 28, 2016	, 2016

EXECUTED for and on behalf of GUARANTOR, Huntwood Industries, Inc.

Signed by:	TIMOTHY HUNT

Name in Print:	TIM R. HUNT
Date:	October 28, 2016	, 2016

EXECUTED for and on behalf of BUYER, Ocean Partners Usa, Inc.

Signed by:	JAY HEMENWAY	BRENT OMLAND

Name in Print:	Jay Hemenway	Brent Omland
Date:	26th October 2016	26th October 2016

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